Exhibit 99.1

The Vita Coco Company Reports Third Quarter 2021 Financial Results

Record Third Quarter Net Sales Increased 32.5% to $115.7 Million

Income from Operations Increased 72.7% to $17.8 Million

NEW YORK, NY – November 11, 2021 – The Vita Coco Company, Inc. (NASDAQ:COCO), a leading high-growth platform of better-for-you beverage brands, today announced financial results for the third quarter and first nine months ended September 30, 2021.

Third Quarter 2021 Highlights Compared to Prior Year Period

•	Net sales grew to $115.7 million, a 32.5% increase

•	Gross profit increased to $38.5 million, or 33.3% of net sales

•	Income from Operations was up 72.7% to $17.8 million

•	GAAP Net income was $13.0 million, or $0.24 per diluted share

•	Non-GAAP Adjusted EBITDA[1] increased 83.0% to $20.6 million

First Nine Months 2021 Highlights Compared to Prior Year Period

•	Net sales grew to $292.9 million, a 21.5% increase

•	Gross profit increased to $91.6 million, or 31.3% of net sales

•	Income from Operations was up 10.5% to $29.7 million

•	GAAP Net income was $22.4 million, or $0.42 per diluted share

•	Non-GAAP Adjusted EBITDA[1] increased 21.6% to $36.3 million

Subsequent Events

•	Initial public offering (“IPO”) completed in October 2021, with 11.5 million shares sold at $15.00 per share

Michael Kirban, the Company’s co-Chief Executive Officer and Chairman, stated, “I’m extremely proud of our teams’ ability, once again, to deliver incredible results, especially in a challenging environment. I’m most excited about our accelerating leadership position in the high growth Coconut Water category and in our ability to bring new products and brands to consumers who are looking for healthy alternatives to conventional beverages. I want to recognize the effort of all our employees on accomplishing this and achieving a record quarter in net sales. Our top line growth continued to accelerate in the third quarter as compared to the first and second quarters of 2021 despite inventory challenges, with net sales growing 32% compared to the prior year period largely driven by our Americas segment. Looking forward, we plan to continue to prioritize growth by driving the Coconut Water category and meeting the expanding consumer demand for better-for-you natural and plant-based beverages. We believe we are well positioned to leverage our strong foundation and asset lite business model to propel future profitable growth and to meet this growing consumer demand.”

Martin Roper, the Company’s co-Chief Executive Officer, commented, “Our top line growth in the Americas was driven by the strength of our Vita Coco Coconut Water product category, combined with increased net sales from Private Label due to better inventory availability and associated timing of revenue recognition. We also benefited from increased net sales per case equivalents, due to reduced promotional pricing activity within our Vita Coco Coconut Water product category. Our net sales growth was accomplished even with continued inventory constraints on some SKUs related to availability of ocean containers at acceptable prices and increased transit times.”

Roper continued, “Our costs of goods for the quarter continued to be impacted by ocean freight transportation cost increases, which were sequentially worse than in the second quarter. While difficult to predict when the global supply chain will normalize, we believe our costs of goods are likely to remain under pressure for the next several quarters due to inflated freight and transportation costs. In the third quarter, we were able to offset most of these inflationary costs with increased volume and improved price/mix to generate our gross profit and income from operations growth. Our recent IPO solidified our balance sheet and has us well positioned to chase further share gains during these supply chain challenges which we believe will eventually normalize. In anticipation of continued growth, we intend to build our inventories over the winter to support our projected peak summer demand, assuming current year-to-date growth rates are sustained. Our discussions with retailers on increased distribution, new brand innovations and expansion of our Vita Coco coconut milk offering are progressing. Overall, we believe our business is healthy and our commercial platform is in a good position to support our multiple growth initiatives for long-term growth both in our Americas and International segments.”

Third Quarter 2021 Results

Net sales increased $28.3 million, or 32.5%, to $115.7 million for the third quarter ended September 30, 2021, compared to $87.3 million for the third quarter ended September 30, 2020. The increase in net sales was primarily driven by higher case equivalent volumes across both the Americas and International segments, with the Vita Coco Coconut Water product category as the largest contributor to the increase.

Gross profit was $38.5 million for the third quarter of 2021 compared to $29.4 million for the third quarter of 2020. Gross profit margin decreased 36 basis points to 33.3% for the third quarter of 2021 compared to 33.6% in the same period last year. The gross margin erosion in the third quarter of 2021 compared to the prior year period was primarily due to higher ocean freight costs and other logistics costs, partially offset by a reduction in promotional activities. Cost of goods per case equivalent were up 10% for the quarter compared to 8% on a year-to-date basis, primarily driven by continuous rise of ocean freight and logistics costs.

Selling, general and administrative expenses in the third quarter of 2021 were $20.7 million, or 17.9% of net sales, compared to $19.1 million, or 21.8% of net sales, in the prior year period. The increase in expenses was primarily due to the Company incurring costs associated with preparing for being a public company.

Income from operations was up 72.7% to $17.8 million for the third quarter of 2021 compared to $10.3 million for the third quarter of 2020. The increase versus prior year was primarily driven by the increase in gross profit offset by the increase in selling, general and administrative expenses.

Net income attributable to shareholders was $13.0 million, or $0.24 per diluted share, for the third quarter of 2021 compared to net income of $9.0 million, or $0.15 per diluted share, in the prior year period. Third quarter of 2021 included an unrealized non-cash FX loss of $2.0 million related to derivative instruments, compared to an unrealized gain of $0.2 million in the same period last year.

Adjusted EBITDA1 for the third quarter of 2021 was $20.6 million, compared to $11.3 million in the third quarter of 2020. The increase in Adjusted EBITDA was primarily driven by the increase in gross profit.

Americas

Americas net sales increased $26.4 million, or 35.4%, to $100.9 million for the third quarter of 2021 compared to $74.5 million in the prior year period. This increase was due to growth in Vita Coco Coconut Water and Private Label. The Vita Coco Coconut Water product category increased $20.9 million, or 41.1%, to $71.8 million for the third quarter of 2021 compared to $50.9 million in the prior year period. This was driven by increased case equivalent volume due to higher consumer demand, and less promotional price activity starting in the second quarter which had a disproportionate impact in the third quarter of 2021. Net sales were the strongest within the Company’s Direct Store Delivery (DSD) channel which services most of the Food, Mass Merchandisers, Drug and Convenience channels. Private Label increased $5.7 million, or 28.4%, to $26.0 million for the third quarter of 2021 compared to $20.2 million in the prior year period, mostly driven by better inventory availabilities and associated timing of revenue recognition.

Americas gross profit was $34.7 million for the third quarter of 2021 compared to $25.1 million for the third quarter of 2020. Gross profit margin increased 69 basis points to 34.4% for the third quarter of 2021 compared to 33.7% in the same period last year driven by a reduction in promotional pricing offsetting the inflationary supply chain costs.

International

International net sales increased $1.9 million, or 15.1%, to $14.7 million for the third quarter of 2021 compared to $12.8 million in the prior year period. This increase was primarily driven by increased sales in the Company’s European region, which included a favorable impact related to foreign currency translation.

International gross profit was $3.8 million for the third quarter of 2021 compared to $4.3 million for the third quarter of 2020. Gross profit margin decreased 757 basis points to 25.9% for the third quarter of 2021 compared to 33.5% in the same period last year primarily driven by the inflationary supply chain costs, especially on ocean freight shipping to Europe.

Balance Sheet

As of September 30, 2021, prior to the completion of its initial public offering, the Company had cash and cash equivalents and total debt of $35.9 million and $37.6 million respectively, compared to $72.2 million and $25.1 million respectively as of December 31, 2020. The decrease in net cash was driven by a share buyback of approximately $50 million executed by the Company in the first quarter of 2021 and higher working capital needs, primarily due to increased inventory related to higher net sales, longer ocean transit times and increased cost of goods per unit. Inventories as of September 30, 2021, totaled $47.2 million, compared to $32.0 million as of December 31, 2020.

Initial Public Offering

On October 21, the Company began trading on The Nasdaq Stock Market, under the ticker symbol COCO and closed its IPO of 11,500,000 shares of common stock at a public offering price of $15.00 per share on October 25. The Company sold 2,500,000 shares of common stock and the selling stockholders sold 9,000,000 shares of common stock. The Company did not receive any proceeds from the sale of shares by the selling stockholders. Total net proceeds to the Company were approximately $30 million, net of underwriter’s discounts and commissions and other offering expenses. The Company used the net proceeds from the IPO to repay outstanding borrowings under its Term Loan Facility and for general corporate purposes, including working capital and operating expenses. After September 30, 2021, subsequent to the IPO, there were 55,509,320 shares of common stock outstanding.

Fiscal Year 2021 Full Year Outlook

•	The Company expects net sales percentage growth for fiscal year 2021 of 19-21% compared to fiscal year 2020.

•

The Company expects gross margin for fiscal year 2021 to be slightly lower than its year-to-date average due to the worsening global and domestic transportation cost environment and the limited ability of the Company to offset these incremental costs with promotional pricing reductions during the fourth quarter.

•

The Company expects supply chain disruptions to persist through most of fiscal year 2022 and is managing its supply capabilities to support the current year-to-date growth rate continuing through 2022.

•

The Company does not anticipate any material changes to its current share count by end of fiscal year 2021 which assumes no share repurchases or significant exercises of stock options or issuances of restricted stock in the fourth quarter 2021.

Footnotes:

(1)

Adjusted EBITDA represents earnings before income, taxes, depreciation, and amortization as adjusted for certain items as set forth in the reconciliation table of U.S. GAAP to non-GAAP information and is a measure calculated and presented on the basis of methodologies other than in accordance with GAAP. Please refer to the Use of Non-GAAP Financial Information herein for further discussion and reconciliation of this measure to GAAP measures.

Conference Call and Webcast Details

The Vita Coco Company will host a conference call and webcast at 5:00 p.m. ET today to discuss these results. The conference call can be accessed by dialing (800) 547-1866 or for international callers by dialing (224) 619-3907, conference ID 2788336. A replay of the conference call will be available through November 25, 2021 by dialing (855) 859-2056 or for international callers by dialing (404) 537-3406, conference ID 2788336. The live audio webcast will be accessible in the “Events” section of the Company’s Investor Relations website at https://investors.thevitacococompany.com. An archived replay of the webcast will be available shortly after the live event has concluded.

About The Vita Coco Company

The Vita Coco Company was co-founded in 2004 by co-CEO Michael Kirban and Ira Liran. Pioneers in the functional beverage category, The Vita Coco Company’s brands include the leading coconut water, Vita Coco; clean energy drink Runa; sustainable enhanced water, Ever & Ever; and protein-infused water, PWR LIFT. With its ability to harness the power of people and plants, and balance purpose and profit, The Vita Coco Company has created a modern beverage platform built for current and future generations.

Contacts

Investor:

John Mills

Managing Partner

646-277-1254

investors@thevitacococompany.com

Media:

Stephanie Knight

248-688-7178

sknight@soleburytrout.com

Non-GAAP Financial Measures

In addition to disclosing results determined in accordance with U.S. GAAP, the Company also discloses certain non-GAAP results of operations, including, but not limited to, Adjusted EBITDA, that include certain adjustments or exclude certain charges and gains that are described in the reconciliation table of U.S. GAAP to non-GAAP information provided at the end of this release. These non-GAAP measures are a key metric used by management and our board of directors to assess our financial performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance and because we believe it is useful for investors to see the measures that management uses to evaluate the Company. In addition, we believe the presentation of these measures is useful to investors for period-to-period comparisons of results as the items described below in the reconciliation tables do not reflect ongoing operating performance.

These measures are not in accordance with, or an alternative to, U.S. GAAP, and may be different from non-GAAP measures used by other companies. In addition, other companies, including companies in our industry, may calculate such measures differently, which reduces its usefulness as a comparative measure. Investors should not rely on any single financial measure when evaluating our business. This information should be considered as supplemental in nature and is not meant as a substitute for our operating results in accordance with U.S. GAAP. We recommend investors review the U.S. GAAP financial measures included in this earnings release. When viewed in conjunction with our U.S. GAAP results and the accompanying reconciliations, we believe these non-GAAP measures provide greater transparency and a more complete understanding of factors affecting our business than U.S. GAAP measures alone.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including but not limited to, statements regarding our future financial and operating performance, including our GAAP and non-GAAP guidance, our strategy, projected costs, prospects, expectations, plans, objectives of management, supply chain predictions and expected net sales and category share growth.

The forward-looking statements in this release are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company’s control. These factors include, but are not limited to, those discussed under the caption “Risk Factors” in our prospectus pursuant to Rule 424(b) filed with the U.S. Securities and Exchange Commission (“SEC”) on October 22, 2021, and our other filings with the SEC as such factors may be updated from time to time and which are accessible on the SEC’s website at www.sec.gov and the Investor Relations page of our website at www.vitacoco.com. Any forward-looking statements contained in this press release speak only as of the date hereof and accordingly undue reliance should not be placed on such statements. We disclaim any obligation or undertaking to update or revise any forward-looking statements contained in this press release, whether as a result of new information, future events or otherwise, other than to the extent required by applicable law.

THE VITA COCO COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

	September 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$35,910	$72,181
Accounts receivable, net of allowance of $1,263 at September 30, 2021, and $1,211 at December 31, 2020	57,172	30,504
Inventory	47,185	31,967
Supplier advances	1,262	1,190
Derivative assets	156	200
Prepaid expenses and other current assets	36,435	23,105

Total current assets	178,120	159,147
Property and equipment, net	2,274	2,880
Goodwill	7,791	7,791
Intangible assets, net	8,239	9,154
Supplier advances	2,650	2,925
Other assets	1,900	1,964

Total assets	$200,974	$183,861

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$12,976	$15,837
Accrued expenses	51,436	34,482
Notes payable, current	4,316	22
Derivative liabilities	4,069	5,364

Total current liabilities	72,797	55,705
Credit facility	7,500	25,000
Notes payable	25,769	34
Deferred tax liability	344	342
Other long-term liabilities	287	481

Total liabilities	106,697	81,562
Stockholders’ equity:
Common stock, $0.01 par value; 455,000,000 shares authorized;
59,215,520 and 59,200,050 shares issued at September 30, 2021 and December 31, 2020, respectively
53,009,320 and 58,185,855 shares outstanding at September 30, 2021 and December 31, 2020, respectively	592	592
Additional paid-in capital	102,626	100,849
Loan to stockholder	—	(17,700)
Retained earnings	50,786	28,354
Accumulated other comprehensive loss	(822)	(949)
Treasury stock, 6,206,200 shares at cost as of September 30, 2021, and 1,014,195 shares at cost as of December 31, 2020	(58,928)	(8,925)

Total stockholders’ equity attributable to The Vita Coco Company, Inc.	94,254	102,221
Noncontrolling interests	23	78

Total stockholders’ equity	94,277	102,299

Total liabilities and stockholders’ equity	$200,974	$183,861

THE VITA COCO COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except for share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net sales	$115,669	$87,321	$292,929	$241,127
Cost of goods sold	77,168	57,941	201,368	158,813

Gross profit	38,501	29,380	91,561	82,314

Operating expenses
Selling, general and administrative	20,675	19,060	61,897	55,462

Income from operations	17,826	10,320	29,664	26,852

Other income (expense)
Unrealized gain/(loss) on derivative instruments	(1,964)	167	1,250	(7,229)
Foreign currency gain/(loss)	(483)	756	(2,013)	1,118
Interest income	31	61	104	244
Interest expense	(127)	(24)	(319)	(776)

Total other income (expense)	(2,543)	960	(978)	(6,643)

Income before income taxes	15,283	11,280	28,686	20,209
Income tax expense	(2,296)	(2,263)	(6,277)	(4,615)

Net income	$12,987	$9,017	$22,409	$15,594
Net income/(loss) attributable to noncontrolling interest	(3)	10	(23)	21

Net income attributable to The Vita Coco Company, Inc.	$12,990	$9,007	$22,432	$15,573

Net income attributable to The Vita Coco Company, Inc. per common share
Basic	$0.25	$0.15	$0.42	$0.27

Diluted	$0.24	$0.15	$0.42	$0.27

Weighted-average number of common shares outstanding
Basic	53,006,746	58,495,156	53,266,209	58,560,306

Diluted	53,780,060	58,590,672	53,742,048	58,675,205

THE VITA COCO COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net income	22,409	15,594
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,557	1,559
(Gain)/loss on disposal of equipment	89	(14)
Bad debt expense	20	135
Unrealized (gain)/loss on derivative instruments	(1,250)	7,229
Stock-based compensation	1,641	1,238
Impairment of intangible assets	—	90
Changes in operating assets and liabilities:
Accounts receivable	(26,940)	(18,964)
Inventory	(15,362)	11,487
Prepaid expenses and other assets	(12,974)	(5,732)
Accounts payable, accrued expenses, and other long-term liabilities	14,251	22,402
Net advances to suppliers	208	(3,437)

Net cash provided by (used in) operating activities	(16,351)	31,587

Cash flows from investing activities:
Cash paid for property and equipment	(127)	(223)
Proceeds from sale of property and equipment	—	14

Net cash used in investing activities	(127)	(209)

Cash flows from financing activities:
Proceeds from exercise of stock options/warrants	153	825
Borrowings on credit facility	16,500	15,952
Repayments of borrowings on credit facility	(34,000)	(15,952)
Proceeds from settlement of loan to stockholder	17,700	—
Cash received (paid) on notes payable	30,028	(16,890)
Cash paid to acquire treasury stock	(50,003)	(5,257)
Cash paid to acquire portion of non-controlling interest	(54)	—

Net cash used in financing activities	(19,676)	(21,322)

Effects of exchange rate changes on cash and cash equivalents	(117)	(5)

Net decrease in cash and cash equivalents	(36,271)	10,051
Cash and cash equivalents at beginning of the period	72,181	36,740

Cash and cash equivalents at end of the period	$35,910	46,791

RECONCILIATION FROM GAAP NET INCOME TO NON-GAAP ADJUSTED EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

	(in thousands)		(in thousands)
Net income	$12,987	$9,017	$22,409	$15,594
Depreciation and amortization	514	531	1,557	1,559
Interest income	(31)	(61)	(104)	(244)
Interest expense	127	24	319	776
Income tax expense	2,296	2,263	6,277	4,615

EBITDA	15,893	11,774	30,458	22,300
Stock-based compensation (a)	629	411	1,641	1,238
Unrealized (gain)/loss on derivative instruments (b)	1,964	(167)	(1,250)	7,229
Foreign currency (gain)/loss (b)	483	(756)	2,013	(1,118)
Other adjustments (c)	1,678	19	3,401	165

Adjusted EBITDA	$20,647	$11,281	$36,263	$29,814

(a)

Non-cash charges related to stock-based compensation, which vary from period to period depending on volume and vesting timing of awards. We adjusted for these charges to facilitate comparison from period to period.

(b)	Unrealized gains or losses on derivative instruments and foreign currency gains or losses are not considered in our evaluation of our ongoing performance.
(c)	Reflects other charges inclusive of legal costs and other non-recurring expenses mostly related to our public company readiness preparation.

Supplemental Information

	NET SALES
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2021	2020	2021	2020
Americas segment
Vita Coco Coconut Water	$71,825	$50,891	$176,229	$130,953
Private Label	25,973	20,227	66,457	62,391
Other	3,135	3,404	8,246	11,277

Subtotal	100,933	74,522	250,932	204,621
International segment
Vita Coco Coconut Water	$10,093	$8,024	$26,445	$21,387
Private Label	4,117	3,093	9,648	9,472
Other	526	$1,682	5,904	5,647

Subtotal	$14,736	$12,799	$41,997	$36,506

Total net sales	$115,669	$87,321	$292,929	$241,127

	COST OF GOODS SOLD & GROSS PROFIT
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2021	2020	2021	2020
Cost of goods sold
Americas segment	$66,254	$49,431	$169,430	$133,545
International segment	10,914	8,510	31,938	25,268

Total cost of goods sold	$77,168	$57,941	$201,368	$158,813

Gross profit
Americas segment	$34,679	$25,091	$81,502	$71,076
International segment	3,822	4,289	10,059	11,238

Total gross profit	$38,501	$29,380	$91,561	$82,314

Gross margin
Americas segment	34.4%	33.7%	32.5%	34.7%
International segment	25.9%	33.5%	24.0%	30.8%
Consolidated	33.3%	33.6%	31.3%	34.1%